                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            Schedule 14A Information

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934


     Filed by the Registrant |X| Filed by a Party other than the Registrant |_| Check the appropriate box:
     |_|  Preliminary Proxy Statement
     |_| Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
     |X|  Definitive  Proxy  Statement
     |_|  Definitive  Additional Materials
     |_|  Soliciting  Material  Pursuant to ss.  240.14a-11(c)  or ss.
          240.14a-12

                            COLONIAL PROPERTIES TRUST
                (Name of Registrant as Specified in Its Charter)


    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

     |X|  No fee required.

     |_| Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

         (1)    Title of each class of securities to which transaction applies:

         (2)    Aggregate number of securities to which transaction applies:

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         (4)    Proposed maximum aggregate value of transaction:

         (5)    Total fee Paid:

     |_| Fee paid previously with preliminary materials.

     |_| Check box if any part of the fee is offset as provided by Exchange  Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

         (1)    Amount Previously Paid:

         (2)    Form, schedule or registration statement no.:

         (3)    Filing party:

         (4)    Date filed:

                                                                  March 20, 2000



Dear Fellow Shareholder:

                  You are cordially invited to attend the Annual Meeting of Shareholders of Colonial Properties Trust to be held on Tuesday, April 18, 2000, at 10:30 a.m., central daylight savings time, in the auditorium on the lobby floor of Energen Plaza, 605 21st Street North, Birmingham, Alabama 35203-2775.

                  The matters to be acted on at the meeting - the election of trustees and the ratification of the selection of our independent accountants - are described in the accompanying Notice and Proxy Statement. A proxy card on which to indicate your vote and an envelope, postage paid, in which to return your proxy are enclosed. A copy of our Annual Report to Shareholders also is enclosed.

                  We realize that each of you cannot attend the meeting and vote your shares in person. However, whether or not you plan to attend the meeting, we need your vote. We urge you to complete, sign, and return the enclosed proxy so that your shares will be represented. If you later decide to attend the meeting, you may revoke your proxy at that time and vote your shares in person.

                  Remember, this is your opportunity to voice your opinion on matters affecting the Company. We look forward to receiving your proxy and perhaps seeing you at the annual meeting.

                                               Sincerely,


                                               /s/ Thomas H. Lowder
                                               --------------------------------
                                               Thomas H. Lowder
                                               Chairman of the Board, President
                                               and Chief Executive Officer


Enclosures

                            COLONIAL PROPERTIES TRUST

                                 COLONIAL PLAZA
                        2101 6TH AVENUE NORTH, SUITE 750
                            BIRMINGHAM, ALABAMA 35203

                              --------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                          To be held on April 18, 2000

         You are cordially invited to attend the 2000 Annual Meeting of Shareholders of Colonial Properties Trust (the "Company") to be held on Tuesday, April 18, 2000, at 10:30 a.m., central daylight savings time, in the auditorium on the lobby floor of Energen Plaza, 605 21st Street North, Birmingham, Alabama 35203, to consider the following proposals:

       1.       To elect three trustees to serve for an ensuing three-year term;

       2. To ratify the appointment of PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending
                December 31, 2000; and

       3. To transact such other business as may properly come before such meeting or any adjournments thereof.

         Only shareholders of record at the close of business on March 8, 2000 will be entitled to vote at the meeting or any adjournments thereof.

         IF YOU ARE UNABLE TO BE PRESENT AT THE MEETING IN PERSON, PLEASE SIGN AND DATE THE ENCLOSED PROXY, WHICH IS BEING SOLICITED BY THE BOARD OF TRUSTEES, AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.




                                              BY ORDER OF THE BOARD OF TRUSTEES



                                              /s/ Howard B. Nelson, Jr.
                                              ---------------------------------
                                              Howard B. Nelson, Jr.
                                              Chief Financial Officer and
                                              Secretary

                            COLONIAL PROPERTIES TRUST

                                 COLONIAL PLAZA
                        2101 6TH AVENUE NORTH, SUITE 750
                            BIRMINGHAM, ALABAMA 35203


                              --------------------

                                 PROXY STATEMENT
                                       FOR
                         ANNUAL MEETING OF SHAREHOLDERS

                          To be held on April 18, 2000

         This Proxy Statement is furnished to shareholders of Colonial Properties Trust (the "Company"), an Alabama real estate investment trust, in connection with the solicitation of proxies for use at the Annual Meeting of Shareholders (the "Meeting") of the Company to be held on Tuesday, April 18, 2000, at 10:30 a.m., central daylight savings time, for the purposes set forth in the Notice of Meeting. This solicitation of proxies is made on behalf of the board of trustees of the Company (the "Board of Trustees").

         Holders of record of common shares of beneficial interest (the "Common Shares") of the Company as of the close of business on the record date, March 8, 2000, are entitled to receive notice of, and to vote at, the Meeting. The Common Shares constitute the only class of securities entitled to vote at the Meeting, and each Common Share entitles the holder thereof to one vote. At the close of business on March 8, 2000, there were 21,893,242 Common Shares issued and outstanding.

         Shares represented by proxies in the form enclosed, if such proxies are properly executed and returned and not revoked, will be voted as specified. Where no specification is made on a properly executed and returned form of proxy, the shares will be voted FOR the election of all nominees for Trustee and FOR the proposal to ratify the appointment of PricewaterhouseCoopers LLP as independent auditors. We know of no business other than that set forth above to be transacted at the meeting. If other matters requiring a vote do arise, it is the intention of the persons named in the Proxy to vote in accordance with their judgment on such matters.

         To be voted, proxies must be delivered to the Secretary of the Company prior to the time of voting. Proxies may be revoked at any time before they are exercised by delivering a notice of revocation or a later dated proxy to the Secretary of the Company or by voting in person at the Meeting.

         The Company's 1999 Annual Report to Shareholders is enclosed with this Proxy Statement. This Proxy Statement, the proxy card and the 1999 Annual Report to Shareholders were mailed to shareholders on or about March 20, 2000. The executive offices of the Company are located at Colonial Plaza, 2101 6th Avenue North, Suite 750, Birmingham, Alabama 35203.

                              ELECTION OF TRUSTEES
                                  (Proposal 1)


Board of Trustees

         The Board of Trustees of the Company is comprised of nine members divided into three classes, with one-third of the trustees elected by the shareholders annually. The trustees whose terms will expire at the Meeting are Carl F. Bailey, Thomas H. Lowder and Harold W. Ripps, each of whom has been nominated for re-election at the Meeting to hold office until the 2003 Annual Meeting of Shareholders and until their successors are elected and qualified.

         The nominees for trustee will be elected upon a favorable vote of a plurality of the Common Shares present and entitled to vote, in person or by proxy, at the Meeting. The Board of Trustees of the Company recommends a vote FOR these nominees. Should any or all of these nominees become unable to serve for any reason, the Board of Trustees may designate substitute nominees, in which event the persons named in the enclosed proxy will vote for the election of the substitute nominee or nominees, or may reduce the number of trustees on the Board of Trustees.


Nominees for Election to Term Expiring 2003

          Carl F. Bailey, 69, has been a trustee of the Company and a director of Colonial Properties Services, Inc., which conducts the Company's third-party management, leasing and brokerage operations (the "Management Corporation"), since September 1993. Mr. Bailey is a former co-chairman of BellSouth Telecommunications, Inc. and former chairman and chief executive officer of South Central Bell Telephone Company, positions from which he retired in 1991. He worked for South Central Bell in a number of capacities over the past three and a half decades and was elected president and a member of the board of directors in 1982. Mr. Bailey is president of BDI, a distribution company, and a member of the board of directors of SouthTrust Corporation. Mr. Bailey serves on the board of trustees of Birmingham Southern College. Mr. Bailey is a member of the Executive Committee and is chairman of the Audit Committee of the Board of Trustees.

          Thomas H. Lowder, 50, has been a trustee of the Company since its formation in July 1993. He is the chairman of the board, president and chief executive officer of the Company. Mr. Lowder became President of Colonial Properties, Inc., the Company's predecessor, in 1976, and since that time has been actively engaged in the acquisition, development, management, leasing and sale of multifamily, office and retail properties for the Company. Mr. Lowder is a member and past president of the Alabama Chapter of the Commercial Investment Real Estate Institute. Mr. Lowder is a member of the National Association of Industrial Office Parks, the International Council of Shopping Centers and the National Association of Real Estate Investment Trusts (NAREIT). He serves on the Board of Directors of, among other organizations, the Children's Hospital of Alabama, American Red Cross - Birmingham Area Chapter and the United Way of Central Alabama. Mr. Lowder is a member of the Executive Committee of the Board of Trustees and a member of the board of directors of the Management Corporation.

         Harold W. Ripps, 61, has been a trustee of the Company since 1995. Together with Herbert A. Meisler, another member of the Board of Trustees, he formed The Rime Companies, a real estate development, construction and management firm specializing in the development of multifamily properties. In December 1994, the Company purchased ten multifamily properties from partners associated with The Rime Companies. While with The Rime Companies, Mr. Ripps oversaw the development and construction of approximately 15,000 multifamily apartment units in the southeastern United States. He is a member of the executive committee of the Birmingham Council of Boy Scouts of America, the Board of Trustees of Birmingham Southern College and the President's Council of the University of Alabama in Birmingham. Mr. Ripps is a member of the Executive Committee of the Board of Trustees and is a member of the board of directors and the executive compensation committee of the Management Corporation.

Incumbent Trustees - Term Expiring 2001

         M. Miller Gorrie, 64, has been a trustee of the Company since 1993. Mr. Gorrie is chairman of the board and chief executive officer of Brasfield & Gorrie, L.L.C., a general contracting firm located in Birmingham, Alabama that is ranked consistently among ENR's "Top 100 Contractors." He serves on the board of directors of American Cast Iron Pipe Company and is a past director of Winsloew Furniture Co., AmSouth Bank of Alabama, the Southern Research Institute, the Alabama Chamber of Commerce, the Associated General Contractors, the Building Science Advisory Board of Auburn University, the Business Council of Alabama and the United Way of Alabama. Mr. Gorrie is chairman of the Executive Committee and is a member of the Executive Compensation Committee of the Board of Trustees. He also is a member of the executive compensation committee of the board of directors of the Management Corporation.

          James K. Lowder, 50, has been a trustee of the Company since its formation in July 1993. Mr. Lowder is also chairman of the board and chief executive officer of The Colonial Company, chairman of the board of Lowder Construction Company, Inc., chairman of the board of Lowder New Home Sales, Inc., chairman of the board of Colonial Commercial Realty, Inc., chairman of the board of Colonial Homes, Inc., chairman of the board of American Colonial Insurance Company, chairman of the board and president of Colonial Commercial Investments, Inc. and treasurer of Colonial Insurance Agency. He also is a member of the Alabama Association of Realtors, the Montgomery Board of Realtors, the Home Builders Association of Alabama, and the Greater Montgomery Home Builders Association, and is a member of the board of directors of Alabama Power Company. Mr. Lowder is a member of the Executive Compensation Committee of the Board of Trustees. Mr. Lowder is the brother of Thomas H. Lowder.

         Herbert A. Meisler, 72, has been a trustee of the Company since 1995. Together with Mr. Ripps, he formed The Rime Companies, a real estate development, construction and management firm specializing in the development of multifamily properties. In December 1994, the Company purchased ten multifamily properties from partners associated with The Rime Companies. While with The Rime Companies, Mr. Meisler oversaw the development and construction of approximately 15,000 multifamily apartment units in the southeastern United States. He currently serves on the board of directors of the Community Foundation of South Alabama and the Mobile Airport Authority. He is a past director of the Alabama Eye and Tissue Bank and past president of the Mobile Jewish Welfare Fund. Mr. Meisler is a member of the Executive Compensation Committee (and its Option Plan Subcommittee) and the Audit Committee of the Board of Trustees.

Incumbent Trustees -- Term Expiring 2002

         William M. Johnson, 53, has been a trustee of the Company since July 1997, in connection with the Company's acquisition from Mr. Johnson, by merger, of six office buildings in Mansell 400 Business Center, the largest Class-A multi-tenant office park in the North Fulton (Atlanta, Georgia) area, and additional office and retail space totaling 560,600 square feet. Mr. Johnson is president and chief executive officer of Johnson Development Company, a real estate development, construction and management firm which he founded in 1978. As chief executive officer, he directed the development of 1.2 million square feet of office, warehouse, retail and hotel space having a value in excess of $117 million. Mr. Johnson has been an active member of the Roswell United Methodist Church and the North Fulton Chamber of Commerce, was the founding chairman of the board of the Coalition for Drug-Free North Fulton, is a member of the board of directors and the executive committee of the American Tract Society Ministry, and is a member of the board of directors of Reach Out
Ministries. Mr. Johnson serves as an advisor in strategic planning for not-for-profit agencies in Colorado, Montana, Texas and Kentucky. Mr. Johnson is a member of the Executive Compensation Committee and Executive Committee of the Board of Trustees of the Company.

         Claude B. Nielsen, 49, has been a trustee of the Company since September 1993. Since 1990, Mr. Nielsen has been president of Coca-Cola Bottling Company United, Inc., headquartered in Birmingham, Alabama, serving also as chief operating officer from 1990 to 1991 and as chief executive officer since 1991. Prior to 1990, Mr. Nielsen served as president of Birmingham Coca-Cola Bottling Company. Mr. Nielsen is on the board of directors of AmSouth Bancorporation. He also currently serves as a board member of the Birmingham Civil Rights Institute and the Birmingham Airport Authority. Mr. Nielsen is chairman of the Executive Compensation Committee and is chairman of its Option Plan Subcommittee, and is also a member of the Executive Committee of the Board of Trustees of the Company.

          Donald T. Senterfitt, 80, has been a trustee of the Company since September 1993. Mr. Senterfitt is a former director and vice chairman of SunTrust Banks, Inc., a bank holding company. He is past president of the American Bankers Association and former general counsel of the Florida Bankers Association, and served both organizations in a variety of other capacities. Mr. Senterfitt is president and chief executive officer of The Pilot Group, L.C., a financial institutions consulting firm headquartered in Orlando, Florida. He is a member of the board of directors and currently serves as president of CITE, Inc., the Center for Independence, Technology and Education, a non-profit organization which serves the needs of blind, visually handicapped and multi-handicapped children and adults. Mr. Senterfitt is a member of the Audit Committee of the Board of Trustees of the Company.

Committees of the Board of Trustees; Meetings

         In accordance with the Bylaws of the Company, the Board of Trustees has established an Executive Committee, an Audit Committee, and an Executive Compensation Committee. The membership of these Committees is set forth in the preceding section of this Proxy Statement.

         The Executive Committee has the authority, subject to the Company's conflict of interest policies, to acquire and dispose of real property and the power to authorize, on behalf of the full Board of Trustees, the execution of certain contracts and agreements, including those related to the borrowing of money by the Company (and, consistent with the Third Amended and Restated Agreement of Limited Partnership of Colonial Realty Limited Partnership, a limited partnership of which the Company is the general partner (the "Operating Partnership"), as amended, to cause the Operating Partnership to take such actions). The Executive Committee met four times in 1999.

         The Audit Committee, which consists of independent trustees, was established to make recommendations concerning the engagement of independent public accountants, review with the independent public accountants the plans and results of the audit engagement, review professional services provided by the independent public accountants, review the independence of the independent public accountants, consider the range of audit and non-audit fees, and review the adequacy of the Company's internal accounting controls. The Audit Committee met four times during 1999.

         The Executive Compensation Committee was established to determine compensation for the Company's executive officers and to administer the Company's stock option and annual incentive plans. Grants of options and restricted shares are made by the committee's Option Plan Subcommittee. The Executive Compensation Committee met five times during 1999.

         The Board of Trustees held four meetings during 1999. During 1999, each member of the Board of Trustees attended more than 75% of the aggregate of (i) all meetings of the Board of Trustees and (ii) all meetings of committees of which such trustee was a member.

Compensation of Trustees

         The Company pays its trustees who are not officers of the Company fees for their services as trustees. Trustees receive annual compensation of $20,000 plus a fee of $1,250 (plus out-of-pocket expenses) for attendance in person or $1,000 (plus out-of-pocket-expenses) for attendance by telephone at each meeting of the Board of Trustees, and a fee of $750 for attendance in person or $500 for attendance by telephone at each committee meeting. (Herbert A. Meisler has waived his right to trustee fees and has requested that the Company donate a like amount to religious or charitable organizations.) Trustees who are not employees of the Company may elect, pursuant to the Non-employee Trustee Share Plan, to receive Common Shares in lieu of all or a portion of their annual trustee and committee fees. Participating trustees receive Common Shares having a fair market value equal to 125% of the amount of fees foregone. Trustees also were eligible to participate in the Company's Executive Unit Purchase Program. See "Certain Transactions."

         Pursuant to the Company's Non-employee Trustee Share Option Plan, each newly elected trustee who is not an employee of the Company receives, upon election, an option to purchase 5,000 Common Shares for a price equal to the fair market value of such shares on the date of grant. Each non-employee trustee also receives an automatic grant of an option, exercisable for 5,000 Common Shares, following each annual election of trustees that occurs after the trustee has completed at least one year of service.

         Trustees who are officers of the Company are not paid any trustee fees nor are they eligible to participate in the Non-employee Trustee Share Option Plan or the Non-employee Trustee Share Plan.


               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
                                  (Proposal 2)

         The Board of Trustees, upon the recommendation of the Audit Committee, has appointed the accounting firm of PricewaterhouseCoopers LLP to serve as independent auditors of the Company for the fiscal year ending December 31, 2000. PricewaterhouseCoopers LLP has served as independent auditors of the Company since the Company's commencement of operations. The Company has been advised by PricewaterhouseCoopers LLP that neither the firm nor any of its members has any financial interest, direct or indirect, in the Company or any of its subsidiaries in any capacity. Representatives of PricewaterhouseCoopers LLP will be present at the Meeting, will have the opportunity to make a statement, and will be available to respond to appropriate questions.

         The ratification of the appointment of PricewaterhouseCoopers LLP requires the approval of a majority of the Common Shares present or represented by proxy and entitled to vote at the Meeting. The Board of Trustees recommends a vote FOR the proposal to ratify the appointment of PricewaterhouseCoopers LLP as independent auditors of the Company for the fiscal year ending December 31, 2000.


                             EXECUTIVE COMPENSATION

         The following table sets forth certain information concerning the annual and long-term compensation for the chief executive officer and the four other most highly compensated executive officers of the Company (the "Named Executive Officers"):

                           Summary Compensation Table


                                        Annual Compensation                              Long-Term Compensation
                                -----------------------------------------    ----------------------------------------------
                                                                             Restricted     Securities            All
                                                             Other Annual       Share       Underlying          Other
Name and Principal Position     Year  Salary ($)Bonus ($)(1) Compensation  Awards ($) (1)   Options (#)     Compensation(2)
---------------------------     ----  ---------------------- ------------  --------------   -----------     ---------------
Thomas H. Lowder...........     1999   $315,000    $ --           --          $47,600         50,000         $4,800
    Chairman of the Board,      1998    310,000      --           --           94,640              0          2,721
    President and Chief         1997    295,000    225,000        --           89,250         16,000          4,500
    Executive Officer

Howard B. Nelson, Jr.......     1999    215,000      --            --          37,800         16,667          4,800
    Chief Financial Officer     1998    208,000      --            --          53,200              0          2,721
    and Secretary               1997    198,000    120,000         --          51,000         10,000          3,453


C. Reynolds Thompson, III..     1999    199,213      --            --          41,300         16,667          4,800
    Chief Operating Officer     1998    149,500    22,500          --          38,500              0          2,906
                                1997    103,242    75,000          --          14,438          2,500             --


John N. Hughey.............     1999    170,000    66,000          --           --            13,333          3,803
    Executive Vice President-   1998    145,000    41,405          --          60,333              0          2,721
    Retail Division             1997    120,000    75,000          --          19,125          3,500          3,453


Charles A. McGehee.........     1999    152,500    10,320          --         105,952         13,333          3,431
    Executive Vice President -  1998    140,000      --            --          74,900             --          2,721
    Mixed Use Division          1997    125,000    75,000          --          19,125          3,500          3,453


(1) The Company's incentive compensation plan permits officers to elect to receive all or part of their annual bonus in the form of restricted shares instead of cash. Officers who elect to receive up to 50% of their bonus in restricted shares receive shares having a market value on the issue date equal to 125% of the deferred amount. Officers who elect to receive more than 50% of their annual bonus in restricted shares receive shares having a market value on the issue date equal to 140% of the deferred amount. For 1999, Messrs. Lowder, Nelson, Thompson, Hughey and McGehee elected to receive 100%, 100%, 100%, 0% and 88%, respectively, of their bonuses in restricted shares. The restricted shares issued to Messrs. Lowder, Nelson, Thompson and McGehee vest over 3 years, with 50% vesting on the first anniversary of the issue date and the remaining 25% vesting in equal installments on the second and third anniversaries of the issue date. The restricted shares issued under the incentive compensation plan were issued in March 2000. The number and value of restricted shares held by the Named Executive Officers as of December 31, 1999 were as follows: Mr. Lowder
         - 14,668 shares ($340,114);  Mr. Nelson - 6,719 shares ($155,797);  Mr.
         Thompson - 1,907 shares ($44,219); Mr. Hughey - 3,044 shares ($70,581);
         and Mr. McGehee- 5,272 shares ($122,244). Dividends are paid on restricted shares at the same rate paid to all other holders of Common Shares.
(2) All Other Compensation consists solely of employer contributions to the Company's 401(k) Plan.

         The following table sets forth certain information concerning exercised and unexercised options held by the Named Executive Officers at December 31, 1999:

                Aggregated Option Exercises in Last Fiscal Year
                        and Fiscal Year-End Option Values

                                                                  Number of                   Value of Unexercised
                            Shares                            Securities Underlying               In-the-Money
                           Acquired           Value            Unexercised Options                  Options
Name                    on Exercise(#)     Realized($)        at December 31, 1999          at December 31, 1999(1)
----                    --------------     -----------        -----------------------------------------------------

                                                            Exercisable Unexercisable     Exercisable Unexercisable
                                                            ----------- ------------      ----------- -------------
Thomas H. Lowder......        --              --             58,502        55,333           $ 5,969           $ --

Howard B. Nelson, Jr..        --              --             25,077        20,000             1,858             --

C. Reynolds Thompson, III     --              --              1,667        17,500               --              --

John N. Hughey........        --              --             11,868        14,500             1,132             --

Charles A. McGehee....        --              --             13,248         1,167             1,296             --

------------------------
(1) Based on the closing price of $23.1875 per Common Share on December 31, 1999, as reported by the New York Stock Exchange.

         The following table sets forth certain information relating to options to purchase Common Shares granted to the Named Executive Officers during 1999:

                        Option Grants in Last Fiscal Year


                                             Individual Grants
----------------------------------------------------------------------------------------------------------------
                                            Percent                                        Potential Realizable
                           Number of       of Total                                          Value at Assumed
                          Securities        Options                                        Annual Rates of Share
                          Underlying      Granted to      Exercise                        Price Appreciation for
                            Options      Employees in       Price          Expiration           Option Term
Name                      Granted (#)     Fiscal Year      ($/Sh)             Date          5%               10%
--------------------------------------------------------------------------------------      --------------------

Thomas H. Lowder......          50,000        23.8%         $ 27.38            1/25/09   $  860,957   $ 2,181,833

Howard B. Nelson, Jr..          16,667         7.9%           27.38            1/25/09      286,991       727,291

C. Reynolds Thompson, III       16,667         7.9%           27.38            1/25/09      286,991       727,291

John N. Hughey........          13,333         6.3%           27.38            1/25/09      229,583       581,808

Charles A. McGehee....          13,333         6.3%           27.38            1/25/09      229,583       581,808


Defined Benefit Plan

         The Company maintains a Retirement Plan (the "Plan") for all of the employees of the Company and its subsidiaries. The Plan also has been adopted by the Management Corporation. An employee becomes eligible to participate in the Plan on January 1 or July 1 following the first anniversary of the person's employment by the Company or one of its consolidated or unconsolidated subsidiaries or age 21 if later. Benefits are based upon the number of years of service (maximum 25 years) and the average of the participant's earnings during the five highest years of compensation during the final 10 years of employment. Each participant accrues a benefit at a specified percentage of compensation up to the Social Security covered compensation level, and at a higher percentage of compensation above the Social Security covered compensation level. Employment by Colonial, the Company's predecessor, or certain of its affiliated entities is treated as covered service for purposes of the Plan. A participant receives credit for a year of service for every year in which 1,000 hours are completed in the employment of the Company or its subsidiaries.

         The following table reflects estimated annual benefits payable upon retirement under the Plan as a single life annuity commencing at age 65. These benefits ignore the lower benefit rate applicable to earnings below the Social Security covered compensation level.

                               Pension Plan Table

                                                         Years of Service
                        ------------------------------------------------------------------------------------
Remuneration                   5                 10                15               20              25
------------

$100,000                    $ 7,600           $15,200           $22,800           $30,400        $38,000
$125,000                    $ 9,500           $19,000           $28,500           $38,000        $47,500
$150,000                    $11,400           $22,800           $34,200           $45,600        $57,000
$170,000 or over            $12,920           $25,840           $38,760           $51,680        $64,600

         The benefits shown are limited by the current statutory limitations which restrict the amount of benefits which can be paid from a qualified retirement plan. The statutory limit on compensation which may be recognized in calculating benefits is $170,000 in 2000. This limit is scheduled to increase periodically with the cost of living.

         Covered compensation under the Plan includes the employees' base salary and other earnings received from the Company. Thomas H. Lowder has 25 years of covered service under the Plan, Howard B. Nelson, Jr. has 15 years of service,
C. Reynolds Thompson, III has three years of service, John N. Hughey has 17 years of service, and Charles A. McGehee has 23 years of service.

Employment Agreement

         Thomas H. Lowder, the chief executive officer of the Company, entered into an employment agreement with the Company in September 1993. This agreement provides for an initial term of three years, with automatic renewals for successive one year terms if neither party delivers notice of non-renewal at least six months prior to the next scheduled expiration date. The agreement provides for annual compensation of at least $275,000 and incentive compensation on substantially the same terms as set forth in the description of the Annual Incentive Plan. See "Report on Executive Compensation - Annual Incentive Plan." The agreement includes provisions restricting Mr. Lowder from competing with the Company during employment and, except in certain circumstances, for two years after termination of employment. In addition, in the event of disability or termination by the Company without cause or by the employee with cause, the agreement provides that the Company must pay Mr. Lowder the greater of (i) his base compensation and benefits for the remainder of the employment term or (ii) six months' base compensation and benefits.

                                PERFORMANCE GRAPH

          The graph set forth below compares the yearly change in the Company's cumulative total shareholder return on its Common Shares from December 31, 1994 through December 31, 1999, to the cumulative total return of the Standard and Poor's 500 Stock Index ("S&P 500 Index") and the National Association of Real Estate Investment Trusts Equity Index ("NAREIT Index") for the same period (total shareholder return equals price appreciation plus dividends). The performance graph assumes an investment of $100 in the Company's Common Shares and each index on December 31, 1994 and assumes reinvestment of dividends. The performance shown in the graph is not necessarily indicative of future price performance.

                     Comparison of Cumulative Total Return
        Colonial Properties Trust, S&P 500 Index and NAREIT Equity Index
                       December 31, 1994-December 31, 1999


                         PERFORMANCE GRAPH APPEARS HERE

               12/94 03/95 06/9509/95 12/9503/96 06/9609/9612/96 03/9706/97 09/9712/97 03/9806/9809/98 12/9803/99 06/9909/99 12/99
               ----- ----- ---------- ---------- --------------- ---------- ---------- --------------- ---------- ---------- -----
Colonial       $100  $104  $107 $117  $120 $114  $116 $132 $155  $151 $156  $161 $165  $178 $176 $165  $158 $155  $175 $169  $150
Properties
S&P 500        $100  $110  $120 $130  $137 $145  $151 $156 $169  $174 $204  $219 $225  $257 $265 $239  $290 $304  $326 $305  $351
NAREIT Index   $100  $100  $106 $111  $115 $118  $123 $131 $156  $157 $165  $184 $188  $187 $178 $159  $155 $147  $162 $149  $148


          Notwithstanding anything to the contrary set forth in any of the Company's filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate other filings with the Securities and Exchange Commission, including this Proxy Statement, in whole or in part, the foregoing Performance Graph and the following Report on Executive Compensation shall not be incorporated by reference into any such filings.

                        REPORT ON EXECUTIVE COMPENSATION

         This report outlines how the Executive Compensation Committee (the "Committee") of the Board of Trustees determined 1999 compensation levels for the Company's executive officers, including the Named Executive Officers. The Committee, which is composed entirely of non-employee trustees, is responsible for all aspects of the Company's officer compensation programs and some aspects of non-officer compensation, and works closely with the entire Board in the execution of its duties. The responsibility for granting awards of options and restricted shares under the Company's Employee Share Option and Restricted Share Plan has been delegated to the Option Plan Subcommittee of the Committee.


Executive Compensation Policy and Philosophy

         The  Company's  executive   compensation  programs  are  based  on  the
following guiding principles:

o Pay-for-Performance - The Company places considerable emphasis on incentive compensation programs that reward executives for achieving specific operating and financial objectives, including total shareholder returns and annual growth in funds from operations ("FFO") per share. These incentive programs focus on both annual and long-term performance.

o Pay Competitiveness - The Company believes it must offer competitive total compensation to attract, motivate and retain executive talent. The Company's philosophy is to provide total compensation, including base salary, annual incentives and long-term incentives, in the upper quartile of the prevailing market practices of the Company's industry peers in years of solid performance. Actual compensation levels, however, will vary in competitiveness from year to year depending on corporate, business unit and individual performance.

                  The Company determines competitive levels of compensation using published compensation surveys, information obtained from compensation consultants and an analysis of compensation data contained in the proxy statements for industry peer companies selected on the basis of asset class and market capitalization. These companies include some of those used in the peer group index that appears in the Company's total shareholder return graph. The published survey data and consultant data reflect real estate investment trust organizations with assets comparable to those of the Company.

o Executive Share Ownership - The Company believes that a significant portion of each executive's compensation and wealth accumulation opportunities should be tied to the Company's share price and dividend performance. The Company maintains a long-term incentive plan consisting of share options and performance-accelerated restricted shares so that a significant portion of executive compensation is provided in the form of share-based compensation.

         In late 1997, the Committee engaged FPL Associates, an executive compensation consulting firm, to analyze the Company's compensation practices to determine whether they were consistent with these guiding principles and adequate to motivate and retain the executive talent required to achieve the Company's growth objectives and opportunities. FPL rendered its report and recommendations to the Committee in January 1998. Generally, FPL concluded that base salaries of the Company's officers generally trailed the market median of the Company's industry peers, with which the Company competes for employees, investors and tenants. FPL also concluded that the Company had significantly under-utilized its option plan as a means of providing long-term incentives to its employees. With the assistance of FPL, the Committee reaffirmed its compensation philosophy and the guiding principles discussed above but determined that, for 1998 and beyond, the Company should restructure its compensation programs to achieve the Company's objectives.

         In mid-1999, the Company engaged FPL to review the changes made by the Company to its compensation programs following FPL's 1998 report and recommendations. FPL rendered its follow-on report and recommendations to the Committee in the third quarter of 1999. Generally, FPL concluded that the Company should continue its efforts to restructure its compensation programs in a manner consistent with the initial recommendations made by FPL in its 1998 report.

         The changes to the executive compensation program implemented by the Committee since FPL's initial 1998 report and through the last year affect each component of the Company's executive compensation program: base salaries, the annual incentive plan, and long-term incentive compensation.


Base Salary Program

         The Company's objective is to provide total compensation to its officers at or above the upper quartile of the competitive market set by the Company's industry peers in years when the Company and the officers each achieve superior results. To achieve this objective, the Committee sets base salary ranges for its officers around the median salaries being paid by the Company's industry peers. The Committee will recognize and reward superior performance through its annual incentive plan (as described below) and not through salary increases. Salaries for executives are reviewed annually and take into account a variety of factors, including individual performance and general levels of market salary increases. Once an employee's salary reaches the marketplace median, only an employee with higher levels of sustained performance over time or one assuming greater responsibilities will receive upward adjustments other than with market movements.

         The Named Executive Officers received base salary increases in 1999 with a view toward increasing their salaries to the median level. The Committee expects to further phase in salary increases until the executive officers reach the marketplace median set by the Company's industry peers.


Annual Incentive Plan

         The Company's annual incentive plan is designed to reward and motivate key employees based on Company, business unit and individual performance and to give plan participants competitive cash compensation opportunities. As a pay-for-performance element of compensation, incentive awards are paid annually based on the achievement of performance objectives for the most recently completed fiscal year. To be consistent with the Company's pay-for-performance philosophy, the Committee used equal weightings of two key performance indicators, total shareholder return and 1999 growth in FFO per share, as its primary performance targets for the Named Executive Officers in 1999. The Committee also attempted to provide the Company's executive officers with individualized performance incentives pegged to areas within the executives' individual influence and control, such as the performance of their divisions as measured against objective performance indicators.

         The amounts potentially payable to executive officers pursuant to the annual incentive plan were increased from their 1998 levels, with some executive officers being eligible to earn incentive compensation of up to 100% of base salary. The 1999 amounts paid to executive officers pursuant to the annual incentive plan were determined based on the individual executive's contribution to the Company's total shareholder return and 1999 growth in FFO per share, and the performance of the business unit in which the executive was employed. The amounts actually paid were determined based on whether the executive's performance met the "threshold," "target" or "maximum" level for each performance indicator. The "threshold" level is the minimum level of performance which will give rise to an annual incentive. "Target" performance is the median expected level, and "maximum" refers to superior performance.

         In addition, to further align the interests of the Company's employees with the interests of shareholders and to encourage employees to take a long-term view of the Company's performance, executives may elect to receive all or a portion of their annual incentive awards in restricted shares. The Company has provided an incentive for its executives to take their annual incentives in restricted shares by offering executives restricted shares having a value of up to 40% more than the amount of the cash bonus that they elect to invest in restricted shares. Restricted shares received in lieu of a cash bonus vest over a two- or three-year period, depending upon the percentage of the bonus the executive elects to invest in restricted shares, and are forfeited if either the executive is terminated for cause, or the executive terminates service with the Company voluntarily prior to vesting.

         The Company also has sought to align the interests of trustees and management with the interests of shareholders by providing a program by which management and trustees may invest (at market prices) in partnership units of the Operating Partnership. See "Certain Transactions." The partnership units are redeemable for an equal number of Common Shares or, at the Company's election, cash equal to the value of an equal number of Common Shares.


Long-Term Incentive Compensation

         The Company believes that its executives should have an ongoing stake in the success of the business and that key employees should have a considerable portion of their total compensation paid in the form of Common Shares, since share-related compensation is directly tied to shareholder value. Furthermore, the Company recognizes that for its executive officers and senior management, the economic success of many projects, and the total compensation to the officers and managers running them, should be evaluated over a multi-year time horizon.

         In previous years, the Company granted long-term incentives in the form of both share options and performance-accelerated restricted shares. Based on FPL's recommendations, the Company currently relies more heavily on share options and less on restricted share awards in establishing long-term incentives for its executive officers and senior management. Specifically, the Committee's policy is to make larger annual grants of options to executive officers, provided that the Company achieves or bests certain performance measures designed to maximize shareholder return. At the same time, the Committee has reduced its reliance on restricted share awards as a long-term incentive.

         Consistent with the Committee's determination to award options based largely on the achievement of pre-established performance targets, so that eligible recipients of options would have an incentive to help the Company achieve those targets, the Committee awarded 145,832 share options to executive officers during 1999 (based largely on 1998 performance) and anticipates that it will grant options in future years as well. The size of option grants generally depends on the individual grantee's position with the Company and Company performance based on pre-established criteria.


1999 Chief Executive Officer Compensation

         The Committee considers several factors in developing an executive compensation package. For the chief executive officer ("CEO"), these include competitive market pay practices, individual performance level, experience, achievement of strategic goals and, most of all, the financial success of the Company. Specific actions taken by the Committee regarding the CEO's compensation in 1999 are summarized below.

          Base Salary. The Committee increased Mr. Lowder's 1999 annual salary to $315,000, representing a $5,000 increase over its 1998 level. The Committee seeks to assure that Mr. Lowder's base salary, together with his incentive compensation participation levels, provides a competitive overall package.

         Annual Incentive. The Committee made the amount of Mr. Lowder's annual incentive contingent upon the Company's performance, as measured by the Company's two key performance indicators, total shareholder return and 1999 FFO growth per share. Based on the Company's 1999 performance, Mr. Lowder's 1999 annual incentive award was set at $34,000. Mr. Lowder elected to receive 100% of his award in restricted shares. In accordance with the Company's annual incentive plan, he was issued restricted shares with a value equal to 140% of his annual incentive award.

         Long-Term Incentive. To increase his variable pay levels in support of the Company's compensation philosophy, Mr. Lowder is included in the current long-term incentive plan, which provides primarily for grants of share options. Mr. Lowder was granted 50,000 share options in 1999. His 1999 option grant was based on the Company's financial performance in 1998, as measured against the same key performance indicators that were used to determine his annual incentive. Share options are granted at an exercise price equal to the fair market value of the underlying shares on the date of grant. Accordingly, options reward the executive for future corporate performance, since the executive receives income only if the Company's share price increases after the grant date.


$1 Million Pay Deductibility Limit

         Section 162(m) of the Internal Revenue Code of 1986, as amended, prohibits publicly traded companies from taking a tax deduction for compensation in excess of $1 million paid to the chief executive officer or any of its four other most highly compensated executive officers for any fiscal year. Certain "performance-based compensation" is excluded from this $1 million cap. The Company's share option and restricted share plan has been structured in such a way that the Committee expects options granted under the plan to be treated as performance-based compensation which may be excluded from the deductibility limit. At this time, none of the Company's executive officers' compensation subject to the deductibility limits exceeds $1 million. Accordingly, in the Committee's view, the Company is not likely to be affected by the nondeductibility rules in the near future.


Colonial Properties Services, Inc.

         Each of the executive officers of the Company also is employed by the Management Corporation, in which the Company owns 99 percent of the economic interest but does not control the voting stock. A substantial portion of each executive officer's total cash compensation is paid by the Management Corporation for services rendered to that entity. All base salary and annual bonus compensation decisions made by the Committee with respect to the Company's executive officers are made after consultation with the board of directors of the Management Corporation and its executive compensation committee (of which Messrs. Gorrie and Ripps are the sole members). In making its base salary and annual bonus compensation decisions with respect to these executive officers, the Management Corporation's board of directors considers all of the factors described above, along with the extent of services provided to the Management Corporation. The compensation of the Named Executive Officers described in this Proxy Statement includes all amounts paid to the Named Executive Officers during the fiscal year, including amounts paid by the Management Corporation.

                      THE EXECUTIVE COMPENSATION COMMITTEE

                                M. Miller Gorrie
                               William M. Johnson
                                 James K. Lowder
                               Herbert A. Meisler
                                Claude B. Nielsen

                 EXECUTIVE COMPENSATION COMMITTEE INTERLOCKS AND
                              INSIDER PARTICIPATION

         None of the five members of the Executive Compensation Committee is an employee of the Company. As described below, M. Miller Gorrie and James K. Lowder, who are members of the Committee, own interests in certain entities that, during 1999, were parties to certain transactions involving the Company.

         On May 1, 1999, the Company acquired the remaining 20.2% interest in Colonial Village at Haverhill, a multifamily property located in San Antonio, Texas from certain entities controlled by Mr. Gorrie. The Company paid the purchase price of approximately $4.3 million with 157,140 units of limited partnership interest in the Operating Partnership.

         On October 31, 1999, the Company repaid an outstanding promissory note of $1.8 million to Polar BEK/Colonial Partnership II, a general partnership of which one of the two general partners is Equity Partners Joint Venture, a general partnership of which Messrs. J. Lowder, T. Lowder and their brother, Robert E. Lowder, are the sole general partners ("EPJV").

          The Company engaged Lowder Construction Company, Inc., of which Mr. J. Lowder serves as the chairman of the board and which is indirectly owned by Messrs. J. Lowder and T. Lowder, to serve as construction manager for twelve multifamily development and expansion projects during 1999. The Company paid a total of $62.8 million ($58.5 million of which was then paid to unaffiliated subcontractors) for the construction of these development and expansion projects during 1999. The Company had outstanding construction invoices and retainage payable to Lowder Construction Company, Inc. totaling $5.7 million at December 31, 1999.

         Brasfield & Gorrie General Contractors, Inc. ("B&G"), a corporation of which Mr. Gorrie is a shareholder and chairman of the board, was engaged to serve as construction manager for five office and retail development and redevelopment projects during 1999. The Company paid B&G a total of $21.5 million ($19.4 million of which was then paid to unaffiliated subcontractors) during 1999. The Company had outstanding construction invoices and retainage payable to this company totaling $0.7 million at December 31, 1999.

          Colonial Commercial Investments, Inc. ("CCI"), a corporation owned by Messrs. J. Lowder and T. Lowder, has guaranteed indebtedness of a partnership accounted for by the Company under the equity method in the aggregate amount of $1.1 million as of December 31, 1999. The Company has indemnified CCI against any liability it may incur under this guarantee.

         The Management Corporation provided management and leasing services during 1999 to certain entities in which Messrs. J. Lowder, T. Lowder and R. Lowder have an interest. The aggregate amount of fees paid to the Management Corporation by such entities during 1999 was approximately $262,000. The Company owns a 99% economic interest in the Management Corporation but, due to limitations imposed by the IRS's REIT rules, owns only 1% of the voting stock. The remainder of the voting stock is held by CCI.

         Colonial Insurance Company, a corporation indirectly owned by the Lowder family, provided insurance brokerage services for the Company during 1999. The aggregate amount paid by the Company to Colonial Insurance Company for these services for the year ended December 31, 1999, was approximately $167,000.

         The Company leased space to certain entities in which the Lowder family has an interest and received rent from these entities totaling approximately $1.4 million during 1999.


                              CERTAIN TRANSACTIONS

         During fiscal year 1999, the Company engaged in certain transactions in which certain of its trustees and executive officers had a financial interest. Several of these transactions, which involved members of the Executive Compensation Committee, are described above under the caption "Compensation Committee Interlocks and Insider Participation," and were approved by a majority of the Company's independent trustees.

         In  addition,  in  January  2000,  Colonial  Properties  Trust  and the
Operating Partnership implemented the Executive Unit Purchase Program, a voluntary program under which certain individuals, including the Company's executive officers and trustees, were provided the opportunity to purchase units of limited partnership interest in the Operating Partnership, which are redeemable under certain circumstances for cash or an equal number of Common Shares. In connection with the program, the Operating Partnership arranged for participants to obtain personal loans from Bank One, NA for 100% of the value of the limited partnership units purchased by them. The loans have a term of five years and bear interest at a rate of 8.81% per annum, payable quarterly in arrears. Each of the Company and the Operating Partnership agreed to guarantee the loan obligations of the participants. The Company retained a security interest in the units purchased by each participant as collateral in the event that the Company or the Operating Partnership is required to make payments to the lender upon a participant's default.

         The following table reflects, with respect to each trustee and executive officer who elected to participate in the Executive Unit Purchase Program, the number of limited partnership units purchased and the total amount borrowed.

                         Executive Unit Purchase Program

                                                                          Amount
                                              # of Units          Borrowed/
               Name                            Purchased         Guaranteed
               -----------------------        ----------        ------------
               Carl F. Bailey                     17,595         $407,500.20
               M. Miller Gorrie                   17,595          407,500.20
               John N. Hughey                     17,595          407,500.20
               William M. Johnson                 17,595          407,500.20
               James K. Lowder                    17,595          407,500.20
               Thomas H. Lowder                   17,595          407,500.20
               Charles A. McGehee                 17,595          407,500.20
               Herbert A. Meisler                 17,595          407,500.20
               Howard B. Nelson, Jr.              17,595          407,500.20
               Claude B. Nielsen                   5,865          135,833.40
               Harold W. Ripps                    17,595          407,500.20
               Donald T. Senterfitt                2,159           50,002.44
               C. Reynolds Thompson III           17,595          407,500.20



                 VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

         The following table sets forth information regarding the beneficial ownership of Common Shares as of March 8, 2000 for (1) each person known by the Company to be the beneficial owner of more than five percent of the Company's outstanding Common Shares, (2) each trustee of the Company and each Named Executive Officer and (3) the trustees and executive officers of the Company as a group. Each person named in the table has sole voting and investment power with respect to all shares shown as beneficially owned by such person, except as otherwise set forth in the notes to the table. References in the table to "Units" are to units of limited partnership interest in the Operating Partnership. Units owned by a person named in the table are included in the "Number of Common Shares" column because Units are redeemable, at the option of the holder, for cash equal to the value of an equal number of Common Shares or, at the election of the Company, for an equal number of Common Shares. Because of limitations on ownership of Common Shares imposed by the Company's Declaration of Trust, none of the Lowder brothers nor Mr. Ripps could in fact redeem all of his Units for Common Shares without divesting a substantial number of Common Shares in connection with the redemption. The extent to which a person holds Units as opposed to Common Shares is set forth in the footnotes.

                                                                                                   Percent of
                                                          Number of              Percent of         Common
Name and Business Address                                  Common                  Common            Shares
of Beneficial Owner                                        Shares                Shares (1)        and Units(2)
-------------------------------------                     --------               ----------        ------------

Thomas H. Lowder .. ........................            3,323,262   (3)             13.4%              10.0%
Colonial Plaza, Suite 750
2101 Sixth Avenue North
Birmingham, Alabama  35203

James K. Lowder ............................            3,285,143   (4)             13.2%              9.9%
2000 Interstate Parkway
Suite 400
Montgomery, Alabama  36104

Robert E. Lowder ...........................            1,848,161   (5)               7.8%             5.5%
One Commerce Street
Montgomery, Alabama  36104

Ohio PERS...................................            1,530,398   (6)              7.0%              4.6%
277 East Town Street
Columbus, Ohio  43215

Carl F. Bailey .............................               60,315   (7)                *                 *

M. Miller Gorrie ...........................              470,390   (8)              2.1%              1.4%

William M. Johnson .........................            1,084,765   (9)              4.7%              3.3%

Herbert A. Meisler .........................              574,513  (10)              2.6%              1.7%

Claude B. Nielsen ..........................               30,849  (11)                *                 *

Harold W. Ripps ............................            1,950,820  (12)              8.2%              5.9%

Donald T. Senterfitt .......................                28,143 (13)                *                 *

Howard B. Nelson, Jr. ......................                68,805  (14)               *                 *

C. Reynolds Thompson, III ..................                29,328  (15)               *                 *

Charles A. McGehee .........................                57,378  (15)               *                 *

John N. Hughey .............................                 36,814 (15)               *                 *

All executive officers and trustees as a group
    (17 persons) ...........................              8,513,162 (16)            28.7% (17)        25.3% (18)

----------------------

*      Less than 1%
(1) For purposes of this calculation, the number of Common Shares deemed outstanding includes 21,893,242 Common Shares currently outstanding and the number of Common Shares issuable to the named person(s) upon redemption of Units or upon the exercise of options exercisable within 60 days.
(2) For purposes of this calculation, the number of Common Shares and Units deemed outstanding includes 21,893,242 Common Shares currently outstanding, 11,423,719 Units currently outstanding (excluding Units held by the Company), and the number of Common Shares issuable to the named person(s) upon the exercise of options exercisable within 60 days.
(3) The total includes 72,349 shares owned by Thomas Lowder, 175,296 shares owned by Colonial Commercial Investments, Inc. ("CCI"), a corporation owned equally by Thomas and James Lowder, 61,574 shares owned by Equity Partners Joint Venture ("EPJV"), a general partnership of which Thomas, James and Robert Lowder are the sole general partners, 10,312 shares owned pursuant to the Company's 401(k) plan, 4,000 shares held in trust for the benefit of Thomas Lowder's children and 73,835 shares subject to options exercisable within 60 days. In addition, the total includes 466,521 Units owned by Thomas Lowder, 89,285 Units owned by Thomas Lowder Investments, LLC, 1,356,919 Units owned by CCI, 1,012,976 Units owned by EPJV and 195 Units held in trust for the benefit of Thomas Lowder's children. Shares and Units owned by CCI are reported twice in this table, once as beneficially owned by Thomas Lowder and again as beneficially owned by James Lowder. Shares and Units owned by EPJV are reported three times in this table, as beneficially owned by each of the Lowder brothers.
(4) The total includes 66,029 shares owned by James Lowder, 175,296 shares owned by CCI, 61,574 shares owned by EPJV, 19,200 shares owned by James Lowder as custodian for his children, 12,164 shares owned pursuant to the Company's 401(k) plan, and 24,984 shares subject to options exercisable within 60 days. In addition, the total includes 466,521 Units owned by James Lowder, 89,285 Units owned by James Lowder Investments, LLC, 1,356,919 Units owned by CCI, 1,012,976 Units owned by EPJV and 195 Units held in trust for the benefit of James Lowder's children.
(5) The total includes 31,215 shares owned by Robert Lowder, 61,574 shares owned by EPJV and 5,000 shares subject to options exercisable within 60 days. In addition, the total includes 737,201 Units owned by Robert Lowder, 1,012,976 Units owned by EPJV and 195 Units held in trust for the benefit of Robert Lowder's children.
(6) Based on a Schedule 13G filed with the SEC, reflecting beneficial ownership as of December 31, 1999.
(7) Includes 16,736 shares owned by Mr. Bailey, 1,000 shares owned by Mr. Bailey's spouse, 24,984 shares subject to options exercisable within 60 days and 17,595 Units.
(8) Includes 60,422 shares owned by Brasfield & Gorrie, Inc., a corporation controlled by Mr. Gorrie, 52,961 shares owned by Brasfield & Gorrie General Contractor, Inc., a corporation controlled by Mr. Gorrie, 26,000 shares held in an account for Mr. Gorrie's aunt and over which Mr. Gorrie shares voting and investment power, 2,300 shares held in trust for Mr. Gorrie's brother and 14,984 shares subject to options exercisable within 60 days. Also includes 115,167 Units owned by B & G Properties Company, LLC., 157,140 Units owned by MJE, LLC., and 17,595 Units owned by Mr. Gorrie.
(9) Includes 20,000 shares owned by Mr. Johnson and 9,984 shares subject to options exercisable within 60 days. Also includes 579,901 Units owned by Mr. Johnson, 387,669 Units owned by William M. Johnson Investments II, LLP, an entity controlled by Mr. Johnson, 74,505 Units owned by William
       M. Johnson Investments I, LLP, an entity controlled by Mr. Johnson, and 12,706 Units owned by Mr. Johnson's spouse.
(10) Includes 15,000 shares owned by Mr. Meisler, 14,984 shares subject to options exercisable within 60 days, 526,934 Units owned by Meisler Enterprises L.P., a limited partnership of which Mr. Meisler and his wife are sole partners, and 17,595 Units directly owned by Mr. Meisler.
(11) Includes 1,000 shares owned by Mr. Neilsen, 24,984 shares subject to options exercisable within 60 days and 5,865 Units.
(12) Includes 14,861 shares owned by Mr. Ripps, 9,984 shares subject to options exercisable within 60 days and 1,925,975 Units.
(13) Includes 1,000 shares owned by Mr. Senterfitt, 24,984 shares subject to options exercisable within 60 days and 2,159 Units.
(14) Includes 12,757 shares owned by Mr. Nelson, 31,743 shares subject to options exercisable within 60 days, 807 shares owned by Mr. Nelson as custodian for his son and 5,134 shares owned pursuant to the Company's 401(k) plan. Mr. Nelson also owns 400 shares of the Company's Series A Cumulative Redeemable Preferred Shares, representing less than 1% of the series outstanding. Also includes 17,964 Units.
(15) Includes for Messrs. Thompson, Hughey and McGehee, respectively, 251, 473, and 7,370 shares held pursuant to the Company's 401(k) plan, 5,833, 15,702, and 17,082 shares subject to options exercisable within 60 days and 17,595, 17,595 and 17,595 Units. Mr. Thompson also owns 5,649 shares. Mr. McGehee also owns 14,800 shares directly and owns 531 shares as custodian for his children. Mr. Hughey also owns
       3,044 shares.
(16) Includes 730,023 Common Shares, 7,457,967 Units and 325,172 Common Shares subject to options exercisable within 60 days. Shares and Units held by CCI and EPJV have been counted only once for this purpose.
(17) For the purpose of this calculation, the number of Common Shares deemed outstanding includes 21,893,242 Common Shares outstanding as of March 8, 2000, 7,457,967 Units reported as beneficially owned by the executives and trustees, and 325,172 Common Shares subject to options exercisable within 60 days.
(18) For purposes of this calculation, the number of Common Shares and Units deemed outstanding is described in note 2 to this table and includes 325,172 Common Shares subject to options exercisable within 60 days.


             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's trustees and executive officers to file reports with the SEC on Forms 3, 4 and 5 for the purpose of reporting their ownership of and transactions in Common Shares and Units. During 1999, Mr. Meisler was late in filing one Form 5 to report one acquisition of common shares.


                  SHAREHOLDER PROPOSALS FOR 2001 ANNUAL MEETING

         Proposals of shareholders to be presented at the 2001 Annual Meeting must be received by the Secretary of the Company prior to November 16, 2000 to be considered for inclusion in the Company's proxy material for the 2001 Annual Meeting of Shareholders. In addition, any shareholder who wishes to propose a nominee to the Board of Trustees or submit any other matter to a vote at a meeting of shareholders (other than a shareholder proposal included in the Company's proxy materials pursuant to SEC Rule 14a-8) must deliver such proposal to the Secretary of the Company no earlier than January 19, 2001 and no later than February 18, 2001, and must comply with the advance notice provisions and other requirements of Article II, Section 12 of the Company's Bylaws, which are on file with the Securities and Exchange Commission and may be obtained from the Secretary of the Company upon request.


                VOTING PROCEDURES AND COSTS OF PROXY SOLICITATION

         Under the Company's Bylaws and Alabama statutory law governing real estate investment trusts organized under Alabama law, shares represented by proxies that reflect abstentions will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Trustees will be elected by a favorable vote of a plurality of the Common Shares present and entitled to vote, in person or by proxy, at the Meeting. Accordingly, abstentions from the election of trustees (by withholding authority to vote for one or more nominees) will not affect the election of the candidates receiving the most votes. With respect to all other proposals to come before the Meeting, abstentions will have the same effect as votes against such proposal.

         The cost of preparing, assembling, and mailing the proxy material will be borne by the Company. The Company will also request persons, firms and corporations holding shares in their names or in the names of their nominees, which shares are beneficially owned by others, to send the proxy material to, and to obtain proxies from, such beneficial owners and will reimburse such holders for their reasonable expenses in doing so.




         Your vote is important. Please complete the enclosed proxy card and mail it in the enclosed postage-paid envelope as soon as possible.

                                              By Order of the Board of Trustees

                                              /s/ Howard B. Nelson, Jr.
                                              ---------------------------------
                                              Howard B. Nelson, Jr.
                                              Chief Financial Officer and
                                              Secretary

March 20, 2000

                                   DETACH HERE


                                      PROXY

                            COLONIAL PROPERTIES TRUST

                    Proxy Solicited on behalf of the Board of
              Trustees of the Company for Annual Meeting to be held
                                on April 18, 2000


                  The undersigned, being a shareholder of Colonial Properties Trust (the "Company"), hereby appoints Thomas H. Lowder and Howard B. Nelson, Jr., or either of them, with full power of substitution in each, as proxies and hereby authorizes such proxies, or either of them, to represent the undersigned at the Annual Meeting of Shareholders of the Company to be held in the auditorium on the lobby of Energen Plaza, 605 21st St. North, Birmingham, Alabama 35203, on April 18, 2000 at 10:30 a.m., central daylight savings time, and at any adjournment of said meeting, and thereat to act with respect to all votes that the undersigned would be entitled to cast, if then personally present, in accordance with the following instructions. The undersigned shareholder hereby revokes any proxy or proxies heretofore given.

                  You are encouraged to specify your choice by marking the appropriate box, SEE REVERSE SIDE, but you need not mark any box if you wish to vote in accordance with the Board of Trustees' recommendations. The proxies cannot vote your preferences unless you sign and return this card.



                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE

[COLONIAL LOGO]



COLONIAL PROPERTIES TRUST                                    THIS IS YOUR PROXY.
                                                         YOUR VOTE IS IMPORTANT.

Regardless of whether you plan to attend the Annual Meeting of Shareholders, please execute your proxy promptly and return it in the enclosed envelope.

                            RECENT COMPANY HIGHLIGHTS

o Our funds from operations (FFO) per share increased to $3.24 from $2.97 in 1998, an increase of 9.1%.

o We increased our dividend, for the sixth straight year, from $2.32 per share in 1999 to $2.40 per share(annualized) in 2000.

o The Company invested $45 million in acquisitions and $180 million in developments, and had $105 million of net property dispositions.



                                   DETACH HERE


|X|     Please mark
        votes as in
        this example.

This proxy, when properly executed, will be voted in the manner described herein by the shareholder. If no direction is otherwise made, this proxy will be voted FOR proposals 1 and 2 and in the discretion of the named proxies as to any other matters properly presented at the meeting. This proxy may be revoked at any time before it is voted by delivery to the Secretary of the Company of either a written revocation of the proxy or a duly executed proxy bearing a later date, or by appearing at the annual meeting and voting in person.

1. To elect the following nominees to the Board of Trustees

     Nominees:(01) Carl F. Bailey,(02) Thomas H. Lowder and(03) Harold W. Ripps

      |_|  FOR        |_|  WITHHELD FROM   |_|
           ALL             ALL NOMINEES       --------------------------------
         NOMINEES                             For all nominees except as noted
                                              above.

2. To ratify the appointment of PricewaterhouseCoopers LLP as independent auditors of the Company for the fiscal year ending December 31, 2000.

       |_|  FOR       |_|  AGAINST         |_|  ABSTAIN


                                                 MARK HERE FOR ADDRESS
                                                 CHANGE AND NOTE AT LEFT |_|





                                          Please sign exactly as your name(s)
                                          appear(s) hereon. Joint owners should
                                          each sign. When signing as attorney,
                                          executor, administrator, trustee, or
                                          guardian, please give full title as
                                          such.


Signature ____________________  Date:_____________

Signature ____________________  Date:_____________